Exhibit 99.1

PRESS RELEASE

GAMING PARTNERS INTERNATIONAL RECEIVES NASDAQ STAFF DETERMINATION LETTER IN CONNECTION WITH DELAYED FILING OF FORM 10-K

Las Vegas, NV — April 20, 2007 — Gaming Partners International Corporation (NASDAQ:  GPIC) announced today that, as expected, it received a Nasdaq staff determination letter on April 18, 2007 indicating that the Company was not in compliance with Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with the Securities and Exchange Commission for continued listing of the Company’s common stock, and that the Company’s common stock is subject to delisting from The Nasdaq Global Market.  The Company understands that the letter was issued in accordance with Nasdaq’s standard procedures as a result of the delay in filing the Company’s annual report on Form 10-K for the year ended 2006.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff’s determination.  The hearing request has stayed the delisting of the Company’s common stock pending the Panel’s decision, although there can be no assurance that the Panel will ultimately grant the Company’s request for continued listing.  If the Company is unable to demonstrate an ability to comply with these requirements to the satisfaction of Nasdaq, its common stock could be delisted from The Nasdaq Global Market.

About Gaming Partners International Corporation

Gaming Partners International Corporation, or GPI, manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette.  GPI is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi.  GPI sells its casino products directly to licensed casinos throughout the world.  For additional information about GPI, visit our website at http://www.gpigaming.com.

Forward-looking Statement

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the outcome of the appeal of the Nasdaq staff determination letter. Forward-looking statements are inherently subject to material risks and uncertainties.  Actual results could differ materially from those currently anticipated.  Factors that could cause actual results to vary materially from these forward-looking statements include:  any significant reduction in the growth rate of new and existing casinos in Macau, the failure of the industry to accept our RFID technology, any unfavorable resolution of a significant lawsuit against us, any patent infringement issues, the development of competing technologies by our competitors, the failure of any supplier to timely deliver key raw materials for any of our significant products, any customer cancellation of a significant order included in our backlog, any domestic or international terrorist incidents, and any unexpected taxes, regulatory, charges, costs or difficulties in the operations of our business in multiple jurisdictions or the manufacturing of our products, as well as other risks and uncertainties referred to in GPI’s annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent reports filed from time to time with the Securities and Exchange Commission.  GPI undertakes no duty or obligation to update any of the information contained in this press release.

For more information please contact:

Gaming Partners International Contact:	KCSA Contacts:
Laura McAllister Cox	Lee Roth / Marybeth Csaby
702-384-2425	212-896-1209 / 1236
lmcox@gpigaming.com	lroth@kcsa.com / mcsaby@kcsa.com